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                                                                     EXHIBIT 5.1



                 [MORRIS, MANNING & MARTIN, L.L.P. LETTERHEAD]



                                December 20, 1999

eShare Technologies, Inc.
5051 Peachtree Corners Circle
Norcross, Georgia  30092-2500


     Re:  Registration Statement on Form S-3


Gentlemen:


     We have acted as counsel for eShare Technologies, Inc., a Georgia corporation ("eShare"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-3, of a proposed offering of 6,050,000 shares of eShare's common stock, no par value per share ("Shares"), by certain shareholders of eShare.


     We have examined such documents, corporate records, and other instruments as we have considered necessary and advisable for purposes of rendering this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued, and are fully paid and nonassessable.


     This opinion is limited by and is in accordance with, the January 1, 1992, edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion committee of the Corporate and Banking Law Section of the State Bar of Georgia.


     We hereby consent to the filing of this opinion as an exhibit to eShare's registration statement on Form S-3 and to the reference to our firm under the caption "Legal Matters" in the prospectus contained in the registration statement.


                                     Very truly yours,


                                     MORRIS, MANNING & MARTIN, L.L.P.


                                     By:  /s/ Larry W. Shackelford
                                        ---------------------------------
                                        Larry W. Shackelford, Partner